UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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☐	Definitive proxy statement.
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Core Laboratories N.V.

(Name of Registrant as Specified in its Charter)

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Core Laboratories N.V.
Herengracht 424
1017 BZ Amsterdam
The Netherlands

Notice of Annual Meeting of Shareholders
To Be Held June 2, 2004

Dear Shareholder:

          You are cordially invited to attend our 2004 annual meeting of shareholders which will be held at the law offices of Nauta Dutilh, Prinses Irenestraat 59, 1077 WV, Amsterdam, The Netherlands, on Wednesday, June 2, 2004 at 2:00 p.m., local time, for the following purposes:

1.	To elect three Class II Supervisory Directors and one Class I Supervisory Director to serve until our annual meetings in 2007 and 2005, respectively, and until their successors shall have been duly elected and qualified;

2.	To confirm and adopt our Dutch Statutory Annual Accounts for the fiscal year ended December 31, 2003;

3.	To approve the cancellation of 10% of our issued share capital which has previously been repurchased by us;

4.	To approve the extension of the authority of our Management Board to repurchase up to 10% of our outstanding share capital until December 1, 2005;

5.	To approve the extension of the authority of our Supervisory Board to issue shares and/or to grant rights (including options to purchase) with respect to our common and preference shares until June 1, 2009;

6.	To approve the extension of the authority of our Supervisory Board to limit or exclude the preemptive rights of the holders of our common shares until June 1, 2009;

7.	To ratify the appointment of PricewaterhouseCoopers as our Company’s independent public accountants for the year ended December 31, 2004; and

8.	To transact such other business as may properly come before the annual meeting or any adjournment thereof.

          Each of the matters being presented at the annual meeting has been presented to and approved by our shareholders at our prior annual meetings. In large measure, these matters are presented to our shareholders each year as a result of our being organized under the laws of The Netherlands. Copies of the Annual Accounts, the report of the Management Board and the list of nominees for the Supervisory Board are open for inspection at our offices in The Netherlands, located at Herengracht 424, 1017 BZ Amsterdam, Attention: Mr. Jacobus Schouten, by registered shareholders and other persons entitled to attend our shareholder meetings. Such copies will be open for inspection from the date of this notice until the close of our annual meeting.

          It is important that your shares be represented at the annual meeting regardless of whether you plan to attend. Therefore, please mark, sign, date and return the enclosed proxy card promptly. If you are present at the annual meeting and wish to do so, you may revoke your proxy and vote in person.

By Order of the Board of Supervisory Directors,

Jacobus Schouten
Supervisory Director
April 29, 2004
Amsterdam, The Netherlands

Core Laboratories N.V.
Herengracht 424
1017 BZ Amsterdam
The Netherlands

PROXY STATEMENT

SOLICITATION AND REVOCATION OF PROXIES

          The accompanying proxy is being solicited by and on behalf of the Board of Supervisory Directors of Core Laboratories N.V. for use at our 2004 annual meeting of shareholders to be held at the law offices of Nauta Dutilh, Prinses Irenestraat 59, 1077 WV, Amsterdam, The Netherlands, on Wednesday, June 2, 2004 at 2:00 p.m., local time. If the accompanying proxy card is properly executed and returned, the shares it represents will be voted at the annual meeting in accordance with the directions noted on the card, or, if no directions are indicated, it will be voted for the two nominees for Supervisory Director and in favor of the other proposals described in this proxy statement. Any shareholder giving a proxy has the power to revoke it (1) by giving written notice to John D. Denson, Secretary, in care of Core Laboratories LP, 6316 Windfern Road, Houston, Texas 77040 at any time before the proxy is voted, (2) by submitting a properly signed proxy card with a later date, or (3) by voting in person at the annual meeting.

          The solicitation of proxies by the Supervisory Board will be conducted by mail. In addition, certain members of the Supervisory Board, officers and regular employees of our Company may solicit proxies in person, by facsimile, by telephone or by other means of electronic communication. Core Laboratories has retained Georgeson Shareholder Communications (“Georgeson”) to assist in the solicitation of proxies for a fee of $10,000 plus out-of-pocket expenses. In addition to solicitation of proxies, Georgeson may provide advisory services as requested pertaining to the solicitation of proxies. Core Laboratories will also bear the cost of preparing and mailing proxy materials as well as the cost of soliciting proxies and will reimburse banks, brokerage firms, custodians, nominees and fiduciaries for their expenses in sending proxy materials to the beneficial owners of our common shares.

          At the close of business on April 26, 2004, the record date for the determination of shareholders entitled to notice of and to vote at our annual meeting, there were            common shares outstanding (other than shares held by the Company), each of which is entitled to one vote. Our common shares are the only class of our capital stock outstanding and entitled to notice of and to vote at the annual meeting. Under Dutch law, there is no specific quorum requirement for our annual meeting. Under Dutch law and our articles of association, common shares abstaining from voting and broker non-votes will not count as votes cast at the annual meeting but will count for the purpose of determining the number of shares represented at the meeting.

          This proxy statement and the accompanying proxy card were first mailed to shareholders on or about April 29, 2004.

OWNERSHIP OF SECURITIES

Security Ownership by Certain Beneficial Owners and Management

          The table below sets forth certain information, as of April 1, 2004, with respect to the common shares beneficially owned by:

•	each person known to us to own beneficially five percent or more of our outstanding common shares;

•	each Supervisory Director;

•	each nominee for election as Supervisory Director;

•	each of our executive officers; and

•	all Supervisory Directors and executive officers as a group.

	Number of	Percentage of
	Common Shares	Common Shares
Name of Beneficial Owner (1)	Beneficially Owned	Outstanding (2)
Citigroup Inc.(3)	6,200,905	22.5%
Franklin Resource, Inc.(4)	1,916,000	6.9%
Artisan Partners Limited Partnership(5)	1,573,100	5.7%
David M. Demshur(6)**	761,678	2.8%
Richard L. Bergmark(6)**	464,902	1.7%
Monty L. Davis(6)**	295,642	1.1%
John D. Denson(6)**	221,783	*
Joseph R. Perna**	171,744	*
D. John Ogren**	71,000	*
Rene R. Joyce**	51,000	*
Jacobus Schouten**	41,000	*
Alexander Vriesendorp**	31,000	*
Michael C. Kearney	0	—
All Supervisory Directors and executive officers as a group**	2,109,746	7.7%

* Represents less than 1%.

**	Includes the following common shares which may be acquired within 60 days through the exercise of stock options: Mr. Demshur, 460,000; Mr. Bergmark, 299,750; Mr. Perna, 60,000; Mr. Davis, 258,750; Mr. Denson, 169,500; Mr. Ogren, 31,000; Mr. Joyce, 31,000; Mr. Schouten, 41,000; Mr. Vriesendorp, 31,000; Total 1,382,000.

(1)	Unless otherwise indicated, each person has sole voting power and investment power with respect to the common shares listed.

(2)	Based on 27,581,171 common shares outstanding as of April 1, 2004.

(3)	As reported on the Schedule 13G/A dated February 17, 2004, the common shares reported by Citigroup Inc. include 6,105,218 common shares reported by Citigroup Global Markets Holdings Inc., a wholly owned subsidiary of Citigroup. The common shares reported by Citigroup Global Markets Holdings include 4,421,718 common shares reported by Citigroup Financial Products Inc. and 1,683,500 common shares reported by Smith Barney Fund Management LLC, both of which are wholly owned subsidiaries of Citigroup Global Markets Holdings. The common shares reported by Citigroup Financial Products include 4,421,718 common shares reported by Citigroup Global Markets Inc., a wholly owned subsidiary of Citigroup Financial Products. The common shares reported by each of these five entities include shares for which such reporting person disclaims beneficial ownership. Citigroup has shared voting and shared dispositive power over 6,200,905 shares. Each of Citigroup Global Markets and

Citigroup Financial Products have shared voting and shared dispositive power over 4,421,718 shares. Citigroup Global Markets Holdings has shared voting and shared dispositive power over 6,105,218 shares. Smith Barney Fund Management has shared voting and shared dispositive power over 1,683,500 shares. The business address of Citigroup Global Markets, Citigroup Financial Products and Citigroup Global Markets Holdings is 388 Greenwich Street, New York, NY 10013, the business address of Smith Barney Fund Management is 333 West 34th Street, New York, NY 10001 and the business address of Citigroup is 399 Park Avenue, New York, NY 10043.

(4)	As reported on the Schedule 13G/A dated February 17, 2004, Franklin Resource, Inc. (“Franklin Resource”), in its capacity as parent holding company, Charles B. Johnson and Rupert H. Johnson, Jr., who each own in excess of 10% of the outstanding common stock of Franklin Resource and are the principal shareholders of Franklin Resource, and Franklin Advisers, Inc., an investment adviser, are deemed to beneficially own 1,916,000 common shares, which shares are beneficially owned by one or more open or closed-end investment companies or other managed accounts which are advised by direct or indirect investment advisory subsidiaries of Franklin Resource. Franklin Advisers has sole voting and dispositive power over the shares Franklin Resource and Messrs. Johnson and Johnson may be deemed to be, for purposes of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the beneficial owner of securities held by persons and entities advised by Franklin Resource subsidiaries. Franklin Resource, Messrs. Johnson and Johnson, and each of the advisory subsidiaries disclaim economic interest or beneficial ownership in any of the common shares. Franklin Small-Mid Cap Growth Fund, a series of Franklin Strategic Series, a company registered under the Investment Company Act of 1940, has an interest in more than 5% of the class of securities reported herein. The business address of Franklin Resource, Charles B. Johnson, Rupert H. Johnson, Jr. and Franklin Advisers is One Franklin Parkway, San Mateo, CA 94403.

(5)	As reported on the Schedule 13G dated January 23, 2004, Artisan Partners Limited Partnership (“Artisan Partners”), in its capacity as investment adviser, Artisan Investment Corporation (“Artisan Corporation”), the general partner of Artisan Partners, and Mr. Andrew A. Ziegler and Ms. Carlene Murphy Ziegler, the principal stockholders of Artisan Corporation, are deemed to beneficially own 1,573,100 common shares which have been acquired on behalf of discretionary clients of Artisan Partners. Those clients are entitled to receive all dividends from, and proceeds from the sale of, those shares. No such client is known to Artisan Partners, Artisan Corporation or Mr. or Ms. Ziegler to have such right or power with respect to more than five percent of our common shares. Artisan Partners, Artisan Corporation and Mr. and Ms. Ziegler have shared voting and shared dispositive power over the shares. The business address of Artisan Partners, Artisan Corporation and Mr. and Ms. Ziegler is 875 East Wisconsin Avenue, Suite 800, Milwaukee, Wisconsin 53202.

(6)	The common share ownership figures for Messrs. Demshur, Bergmark, Davis, and Denson include 47,394, 49,259, 16,492 and 19,708 restricted shares, respectively, which shares have not yet been issued but for which Messrs. Demshur, Bergmark, Davis and Denson have voting power.

Section 16(a) Beneficial Ownership Reporting Compliance

          Section 16(a) of the Exchange Act requires the Supervisory Directors, executive officers and persons who own more than ten percent of our common shares to file initial reports of ownership and reports of changes in ownership (Forms 3, 4 and 5) of our common shares with the Securities and Exchange Commission (“SEC”) and the New York Stock Exchange (“NYSE”). Supervisory Directors, executive officers and greater than ten percent shareholders are required by SEC regulations to furnish us with copies of all such forms that they file.

          To our knowledge, based solely upon our review of the Section 16(a) filings that have been received by us, we believe that during the fiscal year ending December 31, 2003, our Supervisory Directors, executive officers and ten percent shareholders complied with the applicable Section 16(a) filing requirements except that each of Messrs. Demshur, Bergmark, Davis and Denson failed to file timely two Forms 4 covering a total of two transactions involving the automatic annual grant of performance restricted share awards, which occurred in January of 2003 and 2004, respectively.

Equity Compensation Plan Information

          We have two main incentive plans, our Incentive Plan and our Nonemployee Director Plan, both of which have been approved by our shareholders. The table below provides information regarding our equity compensation plans.

	Number of common		Number of common
	shares to be issued	Weighted average	shares remaining
	upon exercise of	exercise price of	available for
	outstanding	outstanding	future issuance
	options, warrants	options, warrants	under equity
	and rights	and rights	compensation plans
Equity compensation plans approved by our shareholders	4,006,636	$13.27	911,045
Equity compensation plans not approved by our shareholders (1)	0	0	—

Total	4,006,636	$13,27	911,045

(1)	We have assumed outstanding stock options in connection with certain of our acquisitions. The aggregate number of shares of our common stock to be issued upon exercise of such options on December 31, 2003 was 184,825 shares and the weighted average exercise price of such outstanding options was $6.40. These shares were granted under plans administered by the companies acquired by us but we did not assume the stock option plans of these acquired companies, and since the closing of the acquisitions, no additional stock options have been granted, nor are any authorized to be granted under any of these plans. Because the assumption of these options did not require shareholder approval, we did not obtain such approval.

SHAREHOLDER RETURN PERFORMANCE PRESENTATION

          The following performance graph compares the performance of our common shares to the Standard & Poor’s 500 Index and the Standard & Poor’s Oil & Gas Equipment and Services Index (which has been selected as our peer group) for the period beginning December 31, 1998 and ending December 31, 2003. The graph assumes that the value of the investment in our common shares and each index was $100 at December 31, 1998 and that all dividends were reinvested.

Comparison of Yearly Cumulative Returns
Among Core Laboratories N.V.,
Peer Group Index and the S&P 500 Index

	12/31/1998	12/31/1999	12/31/2000	12/31/2001	12/31/2002	12/31/2003
Core Laboratories	$100.00	$104.58	$142.81	$73.31	$59.35	$87.27
S&P 500 Index	$100.00	$121.02	$109.99	$96.98	$75.60	$97.24
Peer Group	$100.00	$135.86	$181.97	$121.29	$107.40	$133.93

          There can be no assurance that our common share performance will continue into the future with the same or similar trends depicted in the graph above. We will not make or endorse any predictions as to future performance of our common shares.

INFORMATION ABOUT OUR SUPERVISORY DIRECTORS AND DIRECTOR COMPENSATION

Board of Supervisory Directors

          Set forth below are the names, ages and biographical information for our Supervisory Directors, including individuals who have been nominated for election or reelection as a Supervisory Director:

Nominees for Class II Supervisory Directors (Term To Expire 2007)

D. John Ogren, 61	Mr. Ogren, served as the President of Production Operators, Inc. from 1994 until 1999. Production Operators was listed on the Nasdaq Stock Market prior to its acquisition by Camco International in 1997 and Schlumberger’s acquisition of Camco International in 1998. From 1989 until 1991, Mr. Ogren served as senior vice president of Conoco Inc. and from 1992 until 1994, as senior vice president of E.I. duPont. Mr. Ogren is currently the non-executive chairman of WellDynamics, a Halliburton/Shell joint venture company, an advisory director of Intrepid Energy (U.K.) Ltd. and a director of John Wood Group PLC. He is a member of the Society of Petroleum Engineers and is a registered professional engineer. Mr. Ogren has served as a Supervisory Director since 2000.

Joseph R. Perna, 61	Mr. Perna joined our Company as General Manager in 1985. In 1991, he was promoted to Senior Vice President, with responsibility for certain laboratory services operations and the Technology Products Division, a position he held until his retirement on March 31, 1998. Mr. Perna has served as a Supervisory Director since our initial public offering in 1995.

Jacobus Schouten, 49 (1)	Mr. Schouten serves on the board of directors of various privately-held European companies. He has been a managing director of International Mezzanine Capital B.V., a private equity fund, since 1990. Mr. Schouten has served as a Supervisory Director since our initial public offering in 1995.

Nominees For Class I Supervisory Directors (Term to Expire 2005)

Michael C. Kearney, 54	Mr. Kearney served as the chief financial officer and vice president –administration of Hydril Company, a manufacturer of products for petroleum drilling and production, from August 1998 until his retirement in March 2004. From September 1996 to August 1998, Mr. Kearney was a consultant with Kearney Associates, an independent financial consulting firm.

Continuing Class III Supervisory Directors (Term to Expire 2006)

Richard L. Bergmark, 50	Mr. Bergmark joined Western Atlas International, Inc. as Treasurer in 1987. From 1987 to 1994, our Company was operated as a division of Western Atlas. In 1991, Mr. Bergmark became the Area Manager for Finance and Administration for Europe, Africa and the Middle East operations of Western Geophysical, a division of Western Atlas. From our separation with Western Atlas in 1994 until 1999, he served as our Chief Financial Officer and Treasurer and in 1999 he was appointed Executive Vice President. Mr. Bergmark presently serves as our Executive Vice President, Chief Financial Officer and Treasurer and as a Supervisory Director. Mr. Bergmark has served as a Supervisory Director since our initial public offering in 1995.

Alexander Vriesendorp, 51	Mr. Vriesendorp has been a partner since 1996 of Shamrock Partners B.V. which serves as the manager for the Vreedenlust venture capital funds. From 1998 until 2001, Mr. Vriesendorp served as chief executive officer of RMI Holland B.V., a valve manufacturer, in The Netherlands. From 1991 until 1995, he served as chief executive officer of the Nienhuis Group, a manufacturer and distributor of Montessori materials, in The Netherlands. Mr. Vriesendorp serves on the supervisory boards of various privately-held European companies. He is also a member of the board of the Leiden University Fund. Mr. Vriesendorp has served as a Supervisory Director since 2000.

Continuing Class I Supervisory Directors (Term to Expire 2005)

David M. Demshur, 48	Mr. Demshur joined our Company in 1979 and presently serves as our President and Chief Executive Officer and as Chairman of our Supervisory Board. Since joining our company, Mr. Demshur has held various operating positions, including Manager of Geological Sciences from 1983 to 1987, Vice President of Europe, Africa and the Middle East from 1989 to 1991, Senior Vice President of Petroleum Services from 1991 to 1994 and Chief Executive Officer and President from 1994 to the present time. Mr. Demshur is a member of the Society of Petroleum Engineers, the American Association of Petroleum Geologists, Petroleum Exploration Society of Great Britain and the Society of Core Analysts Section of the Society of Professional Well Loggers Association. Mr. Demshur has served as a Supervisory Director since our initial public offering in 1995 and as Chairman of our Supervisory Board since May 2001.

Rene R. Joyce, 56	Mr. Joyce served as president of Energy Services of Coral Energy, LLC from its acquisition by Shell Oil Company in 1998 until his retirement at the end of 1999. From 1980 until 1998, Mr. Joyce served as president of the operating companies of Tejas Gas Corporation, Coral’s predecessor and a listed company on the NYSE. Mr. Joyce has served as the chief executive officer of Targa Resources, Inc. and as a member of its board of directors since March 1, 2004. Mr. Joyce is a member of the Louisiana State Bar Association and is an independent consultant in the energy industry. Mr. Joyce has served as a Supervisory Director since 2000.

(1)	Mr. Schouten currently serves as a Class I Supervisory Director whose term will expire in 2005. If Mr. Schouten is elected as a Class II Supervisory Director, then, upon his election on the annual meeting date, he will resign from his current position as Class I Supervisory Director.

Director Compensation

          Each Supervisory Director who is not our full-time employee is paid:

•	an annual retainer of $27,000, payable semiannually in arrears;

•	$1,250 per meeting of the Supervisory Board at which the individual is present in person;

•	$1,250 per meeting for each committee meeting at which the individual is present in person;

•	$1,500 per meeting for each committee meeting at which the individual serves as chairperson; and

•	reimbursement for all out-of-pocket expenses incurred in attending any Supervisory Board or committee meeting.

          Supervisory Directors who are our full-time employees receive no compensation for serving as Supervisory Directors.

          Our 1995 Nonemployee Director Stock Option Plan, as amended, which we refer to as the “Nonemployee Director Plan,” provides for the issuance of up to 700,000 of our common shares to eligible Supervisory Directors. Under the Nonemployee Director Plan, each nonemployee director is generally granted an option to acquire 1,000 common shares on the date such individual first becomes an eligible director. In addition, an option to acquire 10,000 common shares will be granted to each nonemployee Supervisory Director (20,000 common shares if such nonemployee Supervisory Director is the Chairman) each year generally on the first date in the calendar year set by the Supervisory Board for the issuance of stock options to more than ten employees under our 1995 Long-Term Incentive Plan, as amended, which we refer to as the “Incentive Plan.” In 2001, the Nonemployee Director Plan was amended to provide that the stock option grants with respect to the year 2002 would be granted on September 26, 2001. Supervisory Directors who are also our employees receive no grants under the Nonemployee Director Plan. Options granted will be exercisable for a period of up to ten years and will vest one year following the date of grant. The exercise price of options granted under the Nonemployee Director Plan will be equal to the market price of our common shares on the date of grant.

CORPORATE GOVERNANCE

Supervisory Director Independence

          In connection with determining the independence of each Supervisory Director of the Company, the Board inquired as to any transactions and relationships between each Supervisory Director and his or her immediate family, on the one hand, and the Company and its subsidiaries, on the other, and reviewed and discussed the results of such inquiry. The purpose of this review was to determine whether any such relationships or transactions were material and, therefore, inconsistent with a determination that a Supervisory Director is independent, under the standards set forth by the NYSE and, to the extent consistent therewith, the Dutch Corporate Governance Code (the “Dutch Code”). As a result of this review, after finding no material transactions or relationships, the board affirmatively determined that all of our nonemployee Supervisory Directors, including the four Supervisory Directors nominated by the Nominating and Governance Committee for election or reelection, are independent under the applicable standards described above.

Supervisory Board Meetings

          The Supervisory Board held four meetings in 2003. Each Supervisory Director attended at least 75% of the meetings of the Supervisory Board and of all committees on which he or she serves. Under our Corporate Governance Guidelines, Supervisory Directors are expected to diligently fulfill their fiduciary duties to shareholders, including by preparing for, attending and participating in meetings of the Supervisory Board and the committees of which the Supervisory Director is a member. We do not require our Supervisory Directors to attend our annual meetings, which are held in The Netherlands. One of our Supervisory Directors attended our 2003 annual meeting.

          Our non-employee Supervisory Directors have met separately in executive session without any members of management present. The Chairman of the Nominating and Governance Committee is the presiding Supervisory Director at each such session. If any of our non-employee Supervisory Directors were to fail to meet the applicable criteria for independence, then our independent Supervisory Directors would meet separately at least once a year in accordance with the rules of the NYSE.

Committees of the Supervisory Board

          The Supervisory Board has three standing committees, the identities, memberships and functions of which are described below:

          Audit Committee. The current members of the Audit Committee of our Supervisory Board are Messrs. Joyce, Ogren and Perna (Chairman). The Audit Committee’s principal functions include making recommendations concerning the engagement of the independent accountants, reviewing with the independent accountants the plan and results of the auditing engagement, approving professional services provided by the independent accountants and reviewing the adequacy of our internal accounting controls. Each member of the Audit Committee is independent, as defined by Section 10A of the Exchange Act and by the corporate governance standards set forth by the NYSE and, to the extent consistent therewith, the Dutch Code. Each member of the Audit Committee is financially literate. We expect that, upon his election, the Supervisory Board will appoint Mr. Kearney to the Audit Committee and we believe that he will qualify as an audit committee financial expert under the applicable rules promulgated pursuant to the Exchange Act. The Audit Committee held 8 meetings in 2003. The Audit Committee has met once since the beginning of fiscal 2004 to recommend that the Supervisory Board approve amendments to the Audit Committee charter. See “Report of the Audit Committee” below.

          Compensation Committee. The current members of the Compensation Committee of our Supervisory Board are Messrs. Ogren (Chairman) and Perna. The Compensation Committee’s principal functions include a general review of our compensation and benefit plans to ensure that they are properly designed to meet corporate objectives. The Compensation Committee reviews and approves the compensation of our Chief Executive Officer and our senior executive officers, granting of awards under our benefit plans and adopting and changing major compensation policies and practices. In addition to establishing the compensation for the Chief Executive Officer, the Compensation Committee reports its recommendations to the whole Supervisory Board for approval. On February 28, 2003, our Supervisory Board established an Options Subcommittee consisting of Messrs. Ogren (Chairman) and Joyce. The Options Subcommittee’s principal function is to review and approve awards made pursuant to our Incentive Plan and Nonemployee Director Plan. The Compensation Committee held one meeting in 2003. The Compensation Committee has met once since the beginning of fiscal 2004 to recommend that the Supervisory Board approve the Compensation Committee charter and to make recommendations to the Supervisory Board regarding senior executive compensation. See “Report of the Compensation Committee on Executive Compensation” below.

          Nominating and Governance Committee. On November 12, 2002, the Supervisory Board established a Nominating and Governance Committee of the Supervisory Board. The current members of the Nominating and Governance Committee are Messrs. Joyce (Chairman), Schouten and Vriesendorp. The Nominating and Governance Committee’s principal functions include recommending candidates to the Supervisory Board for election or appointment as Supervisory Director and advising about, and recommending to the Supervisory Board, an appropriate set of corporate governance practices. Each member of the Nominating and Governance Committee is independent as defined by the corporate governance standards of the NYSE. The Nominating and Governance Committee held one meeting in 2003. The Nominating and Governance Committee has met once since the beginning of fiscal 2004 to recommend to the Supervisory Board the nominees for election at the annual meeting, and to recommend that the Supervisory Board approve the Nominating and Governance Committee charter. See “Report of the Nominating and Governance Committee” below.

Compensation Committee Interlocks and Insider Participation

          During 2003, no executive officer served as:

•	a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on our Compensation Committee;

•	a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as one of our Supervisory Directors; or

•	a director of another entity, one of whose executive officers served on our Compensation Committee or the board of directors of one of our subsidiaries.

Joseph R. Perna, a member of our Compensation Committee, was an officer of our Company until his retirement on March 1, 1998, more than six years ago.

Shareholder Communications; Website Access to Our Corporate Documents

          Shareholders can contact any Supervisory Director or committee of the Board of Supervisory Directors by writing them at John D. Denson, Secretary, in care of Core Laboratories LP, 6316 Windfern Road, Houston, Texas 77040. Comments or complaints relating to the Company’s accounting, internal accounting controls or auditing matters will be referred to members of the Audit Committee.

          Our Internet address is www.corelab.com. Our Corporate Governance Guidelines, our Code of Ethics, our Code of Business Conduct and the charters of our Supervisory Board committees are available on our website. We will also furnish copies of such information free of charge upon written request to our Investor Relations department.

          We file Forms 10-Q and Forms 10-K and current reports on Form 8-K with the SEC. These reports are available free of charge through our website as soon as reasonably practicable after they are filed electronically with the SEC. We may from time to time provide important disclosures to investors by posting them in the investor relations section of our website, as allowed by SEC rules. Materials we file with the SEC may also be read and copied at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website at www.sec.gov that contains reports, proxy and information statements, and other information regarding our Company that we file electronically with the SEC.

INFORMATION ABOUT OUR EXECUTIVE OFFICERS AND
EXECUTIVE COMPENSATION

Executive Officers

          Currently, our executive officers consist of David M. Demshur, Monty L. Davis, Richard L. Bergmark and John D. Denson. Biographical information regarding Messrs. Demshur and Bergmark is set forth above. The following biographies describe the business experience of Messrs Davis and Denson. Our executive officers are not Managing Directors of our Company for purposes of Dutch law.

          Monty L. Davis, who is 49 years of age, joined Western Atlas International in 1977, holding various management positions including Atlas Wireline Division Financial Controller for Europe, Africa and the Middle East from 1983 to 1987, Core Laboratories Division Vice President of Finance from 1987 to 1991, and Atlas Wireline Division vice president of finance and administration from 1991 to 1993. In 1993, Mr. Davis left our Company and joined Bovar Inc. of Calgary, Canada, an environmental waste disposal company, as chief financial officer. From 1994 to 1995 he served as chief operating officer and from 1995 to 1998 he served as president and chief executive officer of Bovar Inc. Mr. Davis rejoined our Company as Senior Vice President in 1998, and in 1999 was promoted to Chief Operating Officer, the position he currently holds.

          John D. Denson, who is 46 years of age, joined our Company in 1992 and has served as our Vice President, General Counsel and Secretary since 1994. Mr. Denson is a member of the State Bar of Texas.

Summary Compensation Table

          The following table summarizes, with respect to our Chief Executive Officer and each of our other executive officers, information relating to the compensation earned for services rendered in all capacities during fiscal years 2001 through 2003.

		Annual Compensation (1)		Long Term Compensation
						Securities
				Restricted		Underlying
Name and Principal				Share		Options	All Other
Position	Fiscal Year	Salary	Bonus	Awards (2)		(Number)	Compensation (3)
David M. Demshur	2003	$454,423	—	—		140,000	$18,177
President and Chief	2002	447,923	—	$665,886	(4)	—	13,360
Executive Officer	2001	420,000	—	—		250,000	12,032

Richard L. Bergmark	2003	$269,654	—	—		80,000	$10,525
Executive Vice President,	2002	270,805	—	$692,089	(4)	—	13,764
Chief Financial Officer	2001	236,250	—	—		100,000	11,922
and Treasurer

Monty L. Davis	2003	$259,692	—	—		80,000	$10,388
Chief Operating Officer	2002	260,319	—	$231,713	(4)	—	15,156
and Senior Vice President	2001	231,000	—	—		150,000	13,582

John D. Denson	2003	$216,731	—	—		60,000	$8,668
Vice President, General	2002	214,160	—	$276,897	(4)	—	14,966
Counsel and Secretary	2001	199,500	—	—		80,000	13,526

(1)	During the years ending December 31, 2001, 2002 and 2003, perquisites for each individual named in the table above did not exceed the lesser of $50,000 or 10% of the total annual salary and bonus reported for such individual. Accordingly, no such amounts are included in the table.

(2)	The aggregate number and year-end value of the restricted shares, if they had been issued, for Messrs. Demshur, Bergmark, Davis and Denson were 127,394 shares ($2,126,206), 89,259 shares ($1,489,733), 56,492 shares ($942,851) and 39,708 shares ($662,727), respectively, based on the closing price of our shares on December 31, 2003. These restricted shares include with respect to Messrs. Demshur, Bergmark, Davis and Denson awards in 2003 of 80,000, 40,000, 40,000 and 20,000 performance shares, respectively. Please see “Long-Term Incentive Plan Table – Awards in 2003.”

(3)	Consists of matching contributions and contributions by our Company through our retirement plans and amounts paid under certain insurance plans.

(4)	The dollar value of the restricted share awards in 2002 has been revised to include only the value of restricted shares awarded in 2002 that are not subject to performance-based criteria. Such restricted shares will generally vest three years from the date of grant assuming continued employment, continued ownership of the underlying common shares upon which the grant was based and certain other conditions. The table excludes the value of performance-based restricted share awards in 2002 that are subject to performance-based criteria, in addition to lapse of time and/or continued service. If such performance-based restricted shares vest at the end of their three-year vesting period, then the dollar value of such vested shares will be disclosed in the table as a payout of long-term incentive compensation. Please see “Long-Term Incentive Plan Table – Awards in 2003.”

2003 Option Exercises and Year-End Value Table

          The following table sets forth for our executive officers information regarding options held by them at December 31, 2003.

			Securities Underlying		Value of Securities Underlying
	Shares		Unexercised Options Held at		Unexercised Options Held at
	Acquired on Exercise	Value	December 31, 2003		December 31, 2003 (1)
Name	of Option	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable
David M. Demshur	—	—	400,000	240,000	1,791,125	1,488,400
Richard L. Bergmark	—	—	271,000	115,000	1,508,250	769,250
Monty L. Davis	—	—	225,000	135,000	616,950	842,630
John D. Denson	—	—	147,000	90,000	645,788	590,700

(1)	Computed based on the difference between aggregate fair market value and aggregate exercise price. The fair market value of our common shares on December 31, 2003 was based on the average of the high and low sales prices on the NYSE on such date.

Option Grants In Last Fiscal Year

          The table below sets forth information regarding grants of stock options to our executive officers during 2003.

					Potential realizable value at assumed
					annual rates of stock price
Individual Grants					appreciation for option term
	Number of
	securities	Percent of total options	Exercise
	underlying option	granted to employees in	of base price	Expiration
Name	granted	fiscal year 2003	($/Share)	date	5%	10%
David M. Demshur	140,000	21.7%	$8.84	03/13/13	$2,015,920	$3,210,016
Richard L. Bergmark	80,000	12.4%	8.84	03/13/13	1,151,954	1,834,295
Monty L. Davis	80,000	12.4%	8.84	03/13/13	1,151,954	1,834,295
John D. Denson	60,000	9.3%	8.84	03/13/13	863,966	1,375,721

Long-Term Incentive Plans — Awards in 2003

          The following table sets forth performance restricted share awards granted in 2003 to our named executive officers:

		Performance or
		Other Period
	Number of Shares,	Until Maturation
Name	Units or Other Rights (1)	or Payout
David M. Demshur	40,000	3 years
Richard L. Bergmark	20,000	3 years
Monty L. Davis	20,000	3 years
John D. Denson	10,000	3 years

(1)	None of these awards will vest unless our common shares perform better than the common stock of 50% of the companies comprising the Philadelphia Oil Services Sector Index (OSX) during the three-year period that began January 1, 2003. If our common shares perform better than 75% of the companies comprising this index at the end of such period, then all of the performance restricted shares will vest. If our common shares perform better than between 50% and 75% of the companies comprising the index, then an interpolated percentage of between 20% and 100% of the performance restricted shares will vest at the end of the three-year period. Dividends, if declared, will not be paid on the restricted shares prior to vesting.

Employment and Change of Control Agreements

          David M. Demshur Employment Agreement. Mr. Demshur serves as our President and Chief Executive Officer pursuant to an employment agreement that is currently set to expire in 2006. Unless either party gives notice to terminate the agreement, the agreement will automatically renew each year on the anniversary of the effective date for a successive three-year term. Mr. Demshur’s employment agreement entitles him to a base salary of $420,000, subject to increase at the discretion of the Compensation Committee, and the opportunity to earn a yearly bonus of up to 150% of his then current annual base salary dependent upon his reaching certain performance objectives established by the Compensation Committee and described below under “Executive Compensation Program — Annual Incentive Compensation.” The employment agreement provides that Mr. Demshur is entitled to participate in all of our Company’s benefit plans and programs and also contains non-compete provisions in the event Mr. Demshur’s employment with our Company is terminated.

          Mr. Demshur’s employment agreement also includes provisions governing the payment of severance benefits if his employment is terminated by him for any reason or by the Company for any reason other than upon his death or disability, for “cause” or upon a material breach of a material provision of his employment agreement. Any severance benefits shall be made as follows:

•	the payment of a lump sum amount equal to the sum of:

-	200% of his base salary as in effect immediately prior to the termination; and

-	two times 45% of the maximum annual incentive bonus he could have earned pursuant to his employment contract;

•	the provision of a benefits package for Mr. Demshur and his dependants which includes medical, hospital, dental, disability and life insurance plans and coverage at least as favorable as those provided immediately prior to the termination for as long as Mr. Demshur and his dependents are living;

•	the payment of a lump sum amount equal to the non-vested employer contributions allocated to his account under our 401(k) Plan that are forfeited as a result of the termination;

•	the full and immediate vesting of all of his outstanding stock options which options shall remain exercisable for a period of three months following such termination; and

•	the provision of outplacement services at a cost not to exceed 100% of the his annual base salary as in effect immediately prior to the termination.

          If Mr. Demshur’s employment is terminated as a result of his death or disability, Mr. Demshur (if living) and his dependents will be entitled to the benefits described under the second and forth bullet points above. If Mr. Demshur’s employment is terminated for any reason within three years following a “change in control,” as defined in his employment agreement, he will be entitled to the same benefits described above except that (A) the options vested pursuant to the fourth bullet point above shall remain exercisable for a period of one year and (B) the lump sum payment described in the first bullet point above shall be equal to the sum of:

•	300% of his base salary as in effect immediately prior to the change in control; and

•	three times the higher of (A) 45% of the maximum annual incentive bonus he could have earned pursuant to his employment contract or (B) the highest annual bonus he received in the three years prior to the change of control.

          Additionally, if any of the payments or benefits described above would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended, then Mr. Demshur will be entitled to receive a gross-up payment equal the amount of excise tax imposed plus all taxes imposed on the gross-up payment.

          Richard L. Bergmark Employment Agreement. Mr. Bergmark serves as our Chief Financial Officer and Treasurer pursuant to an employment agreement that is currently set to expire in 2006. Mr. Bergmark’s employment agreement entitles him to a base salary of $236,250, subject to increase at the discretion of the Compensation Committee, and the opportunity to earn a yearly bonus of up to 100% of his then current annual base salary dependent upon his reaching certain performance objectives established by the Compensation Committee. The other terms of Mr. Bergmark’s amended and revised employment agreement are substantially identical to those contained in Mr. Demshur’s employment agreement described above.

     Monty L. Davis Employment Agreement. Mr. Davis serves as our Chief Operating Officer pursuant to an employment agreement that is currently set to expire in 2006. Mr. Davis’ employment agreement entitles him to a base salary of $231,000, subject to increase at the discretion of the Compensation Committee, and the opportunity to earn a yearly bonus of up to 100% of his then current annual base salary dependent upon his reaching certain performance objectives established by the Compensation Committee. The other terms of Mr. Davis’ amended and revised employment agreement are substantially identical to those contained in Mr. Demshur’s employment agreement described above.

     John D. Denson Employment Agreement. Mr. Denson serves as our General Counsel, Vice President and Secretary pursuant to an employment agreement that is currently set to expire in 2006. Mr. Denson’s employment agreement entitles him to a base salary of $199,500, subject to increase at the discretion of the Compensation Committee, and the opportunity to earn a yearly bonus of up to 75% of his then current annual base salary dependent upon his reaching certain performance objectives established by the Compensation Committee. The other terms of Mr. Denson’s amended and revised employment agreement are substantially identical to those contained in Mr. Demshur’s employment agreement described above.

Supplemental Executive Retirement Plans

          In 1998, we adopted the Core Laboratories Supplemental Executive Retirement Plan, which we refer to as the “Group SERP,” for the benefit of certain key employees and outside directors. The Group SERP was established to provide additional retirement income to the participants and death benefits to the participants’ designated beneficiaries as a reward for the participants’ contributions to our success and growth. Richard L. Bergmark, David M. Demshur and Joseph R. Perna participate in the Group SERP. Each participant is entitled to receive a retirement benefit of $250,000 per year, which begins on the later of participant’s retirement date or attaining the age of 65 years and is paid in annual installments until the participant’s death. If a participant dies on or after his retirement date and prior to receiving 15 annual installments of his retirement benefit, then the participant’s designated beneficiary is entitled to receive $250,000 each year until such payments have been made for an aggregate of 15 years to both the participant and such designated beneficiary. If the participant dies before his retirement date, the designated beneficiary of the deceased participant is entitled to receive $225,000 each year for 15 years. Each participant’s benefit under the Group SERP is fully vested and fully accrued. Additionally, the participant may make a prior election to receive a lump sum payment upon a “change of control” of our Company equal to the discounted present value of the retirement benefits that would have been paid upon the participant’s retirement. Benefits under the Group SERP may be forfeited only in the event of a participant’s termination for cause.

          In 1999, we adopted the Core Laboratories Supplemental Executive Retirement Plans for Monty L. Davis and John D. Denson, which we refer to as the “Individual SERPs.” The terms of the Individual SERPs are similar to that of the Group SERP except that the amount of the retirement benefit is determined using a formula that takes into consideration the participant’s compensation, years of employment, and a five year vesting schedule. The following table represents the total estimated annual benefits payable to Messrs. Davis and Denson in fixed annual payments for life, subject to a minimum of 15 annual payments, under the Individual SERPs.

Individual Supplemental Executive Retirement Plan Table

	Years of Service
Final Average
Compensation	10	15	20	25	30
$200,000	$40,000	$60,000	$80,000	$100,000	$120,000
$225,000	$45,000	$67,500	$90,000	$112,500	$135,000
$250,000	$50,000	$75,000	$100,000	$125,000	$150,000
$275,000	$55,000	$82,500	$110,000	$137,500	$165,000
$300,000	$60,000	$90,000	$120,000	$150,000	$180,000
$325,000	$65,000	$97,500	$130,000	$162,500	$195,000
$350,000	$70,000	$105,000	$140,000	$175,000	$210,000

          Amounts shown as “Final Average Compensation” in this table represent the average annual covered compensation paid for five consecutive calendar years immediately preceding the year in which the individual’s employment terminates. For 2003, covered compensation for Messrs. Davis and Denson in the Summary Compensation Table on page 10 is the same as the total of their salary amounts shown in that table. As of March 1, 2004, Messrs. Davis and Denson had 22 years and 11.5 years of credited service with the Company, respectively. The benefits listed in the table are not subject to any deduction for Social Security.

          We have purchased insurance coverage on the lives of Messrs. Bergmark, Demshur, Perna, Davis and Denson to assist us in providing benefits under the Group and Individual SERPs. We are the owner and beneficiary of the insurance coverage and we intend to pay the total premium of $319,500 and $82,191 each year for the Group SERP and the Individual SERPs, respectively, until the policies are paid up (which we anticipate will occur in 2004 for the Group SERP and 2005 for the Individual SERPs). Based on actuarial calculations (including a 12% earnings rate assumption), we expect that the death benefits paid to us under the insurance policies will be sufficient to cover the costs of the Group and Individual SERPs’ benefits and the policy premium payments for these individuals. However, to the extent the death benefits under the policies are insufficient to cover those costs, we are obligated to pay the remainder out of our other general assets to absorb any shortfall.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

          The Compensation Committee’s responsibilities are:

•	to establish the compensation program for our Chief Executive Officer and our other senior executive officers;

•	to oversee the administration of the incentive and stock option plans; and

•	to oversee the development of the compensation program for our Supervisory Directors.

          Our Compensation Committee is comprised of Messrs. Joseph R. Perna and D. John Ogren. The Company has determined that each member of the Compensation Committee is independent under the standards set forth by the NYSE and, to the extent consistent therewith, the Dutch Code.

Executive Compensation Philosophy

          The objective of the compensation program for officers and managers is to create strong financial incentives for corporate and division officers and managers to increase profits, revenues and operating efficiency, which we expect to lead to an increase in shareholder value. The following objectives guide the Compensation Committee in its deliberations:

•	provide a competitive compensation program that enables us to attract and retain key executives and Supervisory Board members;

•	ensure a strong relationship between our performance results and those of our divisions and the total compensation received by an individual;

•	balance our annual and longer term performance objectives;

•	encourage executives to acquire and retain meaningful levels of common shares; and

•	work closely with our Chief Executive Officer to ensure that the compensation program supports our management style, objectives and culture.

          In addition to normal employee benefits, the executive total compensation program includes base salary, annual cash incentive compensation and longer term stock-based grants and awards.

Market Comparisons

          Primary market comparisons for executive compensation are made to other oilfield service companies, adjusted for size and job responsibilities. The companies used for market comparisons in the development of the compensation program are broader than those used in the performance graph presented elsewhere in this proxy statement and are used because they are more representative of the market in which we compete for executive talent. Data sources include peer company proxy disclosures, oilfield industry surveys, national survey databases and general trend data provided by consultants.

Variable Incentives

          Variable incentives, both annual and longer term, are major components of the program and are used to link pay with performance results appropriate to each executive officer or manager. Variable incentive awards and performance objectives are calibrated such that total compensation will approximate the market 50th percentile when our performance plans are achieved and exceed the 50th percentile when our performance plans are exceeded.

Internal Revenue Code Section 162(m)

          Internal Revenue Code Section 162(m) imposes a $1,000,000 limit, with certain exceptions, on the deductibility of compensation paid to each of our five highest paid executive officers. In particular, compensation that is determined to be “performance based” is exempt from this limitation. To be “performance based,” incentive payments must use predetermined objective standards, limit the use of discretion in making awards and be certified by the Compensation Committee made up of “outside directors.” To date, we have not lost any tax deductions related to the limitations of Section 162(m). The Compensation Committee will continue to monitor these issues and will take appropriate action if it is warranted in the future.

Executive Compensation Program

          The following is a discussion of each of the principal components of the executive total compensation program.

          Base Salary. The base salary program targets the median of the primary comparison group for corporate and divisional officers and managers. Each executive is reviewed individually on an annual basis. Salary adjustments are based on the individual’s experience and background, the individual’s performance during the prior year, the general movement of salaries in the marketplace and our financial position. As a result of these factors, an executive’s base salary may be above or below the targeted median at any point in time.

          Annual Incentive Compensation. We administer an annual incentive plan for our corporate and divisional officers and managers. The goal of the plan is to reward participants based on our performance as a whole, the performance of the division for which they have direct responsibility and their individual contributions to our success. Under the plan, our executives have the opportunity to earn yearly cash bonuses based on such executive’s achievement of certain performance objectives. Please see “Employment and Change of Control Agreements” for more information on the annual incentive plan.

          For 2003, corporate participants were measured on earnings per share and earnings before interest and taxes, or “EBIT,” while division participants were also measured on working capital management. In addition, a discretionary component was included as part of the plan so that outstanding effort and dedication could be recognized. The measures were weighted substantially equally. No bonuses were awarded to our named executive officers under this plan in 2003.

          Deferred Compensation Plan. Core Laboratories LP, one of our principal subsidiaries, has adopted a deferred compensation plan that allows certain officers, including all of our executive officers, to defer a portion of their salary and bonus, as well as the amount of any reductions in their deferrals under the 401(k) Plan, due to certain limitations imposed by the Internal Revenue Code of 1986, as amended. The plan also provides for employer contributions to be made on behalf of participants equal in amount to certain forfeitures of, and/or reductions in, employer contributions that participants could have received under the 401(k) Plan in the absence of certain limitations imposed by the Internal Revenue Code. These employer contributions vest gradually over a period of five years. Discretionary employer contributions may also be made on behalf of participants in the plan and are subject to discretionary vesting schedules determined at the time of such contributions. Vesting in all employer contributions is accelerated upon the death of the participant or a “change in control.” Employer contributions under the plan are forfeited upon a participant’s termination of employment to the extent they are not vested at that time.

          Stock Based Compensation. Stock ownership by corporate and divisional management is encouraged through the use of the Incentive Plan which provides for the award of our common shares and options to buy our common shares. The Compensation Committee and management believe that widespread common share ownership by key employees is an important means of encouraging superior performance and employee retention. Common share option grants or grants of restricted share awards are considered annually based on competitive multiples of base salary. Senior executives typically have a higher multiple and, as a result, have a greater portion of their total compensation linked to our long-term success. In determining the appropriate grant multiples, we target the market median among publicly-held oilfield service companies of similar size. In 2003, each of Messrs. Demsher, Bergmark, Davis and Denson received stock option grants of 140,000, 80,000, 80,000 and 60,000 respectively.

          In 2003, certain members of our corporate and divisional management, including our executive officers, participated in a plan that will award performance restricted shares if certain targets are obtained. These performance restricted share awards represent the right to receive our common shares in the future. Assuming the employee’s continued employment (or death or disability while employed), these awards will vest on December 31, 2005. None of these awards will vest unless our common shares perform better than the common stock of 50% of the companies comprising the Philadelphia Oil Service Sector Index (OSX) at the end of the applicable three-year period that began on January 1, 2003. If our common shares perform better than 75% of the companies comprising the index at the end of such period, then all of the performance restricted shares will vest. If our common shares perform better than between 50% and 75% of the companies comprising the index, then an interpolated percentage of between 20% and 100% of the performance restricted shares will vest at the end of the three-year period. Upon a “change in control” of our Company, all of the performance restricted shares will vest.

Compensation of the Chief Executive Officer

          Our Chief Executive Officer, David M. Demshur, participates in the executive compensation program described above. In establishing the base salary for Mr. Demshur, our Compensation Committee assessed the pay levels for chief executive officers in similar companies in the oilfield service industry and our profit performance. In 2003, Mr. Demshur’s base salary was $454,423. He received 140,000 stock options in 2003.

          In March of 2004, the Supervisory Board approved the charter of the Compensation Committee, which may be found on the Company’s website, at http://www.corelab.com/governance.

          Submitted by the Compensation Committee of the Board of Supervisory Directors.

COMPENSATION COMMITTEE
D. John Ogren (Chairman)
Joseph R. Perna

REPORT OF THE NOMINATING AND GOVERNANCE COMMITTEE

          The Nominating and Governance Committee currently consists of Messrs. Joyce, Schouten and Vriesendorp. The Company has determined that each member of the Nominating and Governance Committee is independent under the standards set forth by the NYSE and, to extent consistent therewith, the Dutch Code.

          The Nominating and Governance Committee identifies and recommends to the Supervisory Board qualified candidates to serve as nominees for Supervisory Directors. Shareholders seeking to recommend Supervisory Director candidates for consideration by the Nominating and Governance Committee may do so by writing to the Company’s Secretary at the address indicated on the cover page of this proxy statement, giving the recommended candidates’ name, biographical data and qualifications. The Nominating and Governance Committee will consider all candidates submitted by shareholders within the time period set forth specified under “Shareholder Proposals” below.

          Qualifications of Supervisory Directors. When identifying Supervisory Director nominees, the Nominating and Governance Committee may consider, among other factors: the person’s reputation, integrity and independence (under applicable SEC, NYSE and Dutch Code standards); the person’s skills and business, government or other professional acumen, bearing in mind the composition of the Board of Supervisory Directors and the current state of Core Laboratories and the industry generally at the time of determination; and the number of other public companies for which the person serves as director and the availability of the person’s time and commitment to Core Laboratories. In the case of current Supervisory Directors being considered for renomination, the Nominating and Corporate Governance Committee will also take into account the Supervisory Director’s tenure as a member of our Board of Supervisory Directors; the Supervisory Director’s history of attendance at meetings of the Board of Supervisory Directors and committees thereof; and the Supervisory Director’s preparation for and participation in such meetings.

          Supervisory Director Nomination Process.

•	The Nominating and Governance Committee, the Chairman of the Supervisory Board, the Chief Executive Officer, or a Supervisory Director identifies a need to add a new board member that meets specific criteria or to fill a vacancy on the board. The Nominating and Governance Committee also reviews the candidacy of existing members of the Supervisory Board whose terms are expiring and who may be eligible for reelection to the Supervisory Board. The Nominating and Governance Committee also considers recommendations for nominees for directorships submitted by shareholders as provided below.

•	If a new board member is to be considered, the Nominating and Governance Committee initiates a search by seeking input from other Supervisory Directors and senior management, and hiring a search firm, if necessary. An initial slate of candidates that will satisfy specific criteria and otherwise qualify for membership on the Supervisory Board are identified by and/or presented to the Nominating and Governance Committee, which ranks the candidates. Members of the Nominating and Governance Committee review the qualifications of prospective candidate(s), and the Chairman of the Supervisory Board, the Chief Executive Officer, and all other Supervisory Board members have the opportunity to review the qualifications of prospective candidate(s).

•	The Nominating and Governance Committee recommends to the Supervisory Board the nominee(s) from among the candidate(s), including existing members of the Supervisory Board whose terms are expiring and who may be eligible for reelection to the Supervisory Board, and new candidates, if any, identified as described above.

•	The nominee(s) are nominated by the Supervisory Board.

          In March of 2004, the Supervisory Board approved the Company’s Nominating and Governance Committee Charter, which may be found on the company’s website, at http://www.corelab.com /governance.

          Submitted by the Nominating and Governance Committee of the Board of Supervisory Directors.

NOMINATING AND GOVERNANCE COMMITTEE
Rene R. Joyce (Chairman)
Jacobus Schouten
Alexander Vriesendorp

REPORT OF THE AUDIT COMMITTEE

          The Audit Committee currently consists of Messrs. Perna, Joyce and Ogren. The Company has determined that: (1) each member of the Audit Committee is independent, as defined in Section 10A of the Exchange Act and under the standards set forth by the NYSE and, to extent consistent therewith, the Dutch Code; and (2) all current Audit Committee members are financially literate. In addition, the Audit Company expects that, upon his election, the Supervisory Board will appoint Mr. Kearney to the Audit Committee, and that he will qualify as an audit committee financial expert under the applicable rules promulgated pursuant to the Exchange Act and as defined in the Dutch Code.

          During the last fiscal year, and earlier this year in preparation for the filing with the SEC of the Company’s annual report of Form 10-K for the year ended December 31, 2003, the Audit Committee:

•	reviewed and discussed the Company’s audited financial statements as of and for the year ended December 31, 2003 with management and with the independent auditors;

•	considered the adequacy of the Company’s internal controls and the quality of its financial reporting, and discussed these matters with management, with the internal auditors and with the independent auditors;

•	reviewed and discussed with the independent auditors (1) their judgments as to the quality of the company’s accounting policies, (2) the written disclosures and the letter from the independent auditors required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended, by the Independence Standards Board, and the independent auditors’ independence, and (3) the matters required to be discussed by Statements on Auditing Standards No. 61, Communication with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants;

•	discussed with management, with the internal auditors and with the independent auditors the process by which the Company’s chief executive officer and chief financial officer make the certifications required by the SEC in connection with the filing with the SEC of the Company’s periodic reports, including reports on Form 10-K and 10-Q;

•	pre-approved all auditing services and non-audit services to be performed for the company by the independent auditors as required by the applicable rules promulgated pursuant to the Exchange Act, considered whether the rendering of non-audit services was compatible with maintaining PricewaterhouseCoopers LLP’s independence, and concluded that PricewaterhouseCoopers LLP’s independence was not compromised by the provision of such services (details regarding the fees paid to PricewaterhouseCoopers LLP in fiscal 2003 for audit services, audit-related services, tax services and all other services, are set forth at “Audit Fee Summary” below); and

based on the reviews and discussions referred to above, recommended to the Supervisory Board that the financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003.

          As recommended by the NYSE’s corporate governance rules, the Audit Committee also considered whether, to assure continuing auditor independence, it would be advisable to regularly rotate the audit firm itself. The Audit Committee has concluded that the current benefits to the Company from continued retention of PricewaterhouseCoopers LLP warrant retaining the firm at this time. The Committee will, however, continue to review this issue on an annual basis.

          In March of 2004, the Supervisory Board approved amendments to the Audit Committee’s written charter, a copy of which is included as Appendix A to this proxy statement and which may be found on the Company’s website, at http://www.corelab.com/governance.

          Notwithstanding the foregoing actions and the responsibilities set forth in the Audit Committee’s charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and in accordance with generally accepted accounting principles. Management is responsible for the company’s financial reporting process including its system of internal controls, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States. The independent auditors are responsible for expressing an opinion on those financial statements. Committee members are not employees of the Company or accountants or auditors by profession. Therefore, the committee has relied, without independent verification, on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States and on the representations of the independent auditors included in their report on the Company’s financial statements.

          The committee meets regularly with management and the independent and internal auditors, including private discussions with the independent auditors and the Company’s internal auditors and receives the communications described above. The committee has also established procedures for (a) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and (b) the confidential, anonymous submission by the Company’s employees of concerns regarding questionable accounting or auditing matters. However, this oversight does not provide us with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, our considerations and discussions with management and the independent auditors do not assure that the Company’s financial statements are presented in accordance with generally accepted accounting principles or that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards.

          Submitted by the Audit Committee of the Board of Supervisory Directors.

AUDIT COMMITTEE
Joseph R. Perna (Chairman)
Rene R. Joyce
P. John Ogren

INFORMATION ABOUT OUR INDEPENDENT PUBLIC ACCOUNTANTS

Audit Fee Summary

          Set forth below is a summary of the total fees paid to our independent public accountants, PricewaterhouseCoopers LLP, for fiscal 2002 and 2003. These fees consisted of:

	2003	2002
Audit Fees	$1,382,525	1,044,055
Audit Related Fees	80,550	50,000
Tax Fees	0	100,000
All Other Fees	146,930	86,376

Total	$1,610,005	1,280,431

          Audit Fees. Audit fees consist primarily of the audit and quarterly reviews of the consolidated financial statements, assistance with and review of documents filed with the SEC, work performed by tax professionals in connection with the audit and quarterly reviews, and accounting and financial reporting consultations and research work necessary to comply with generally accepted auditing standards.

          Audit-Related Fees. Audit-related fees consist primarily of statutory audits of subsidiaries required by governmental or regulatory bodies and attestation services required by statute or regulation.

          Tax Fees. Tax fees include professional services provided for preparation of federal and state tax returns, review of tax returns prepared by the company, assistance in assembling data to respond to governmental reviews of past tax filings, and tax advice, exclusive of tax services rendered in connection with the audit.

          All Other Fees. Other fees consist primarily of comfort letters, consents and work performed related to compliance with the Sarbanes-Oxley Act.

          The amounts above do not include approximately $583,000 of fees billed to us by Arthur Andersen, our former independent account, in 2002 related to audit and non-audit services.

Change in Independent Public Accountants

          On April 10, 2002, our Supervisory Board, upon the recommendation of our Audit Committee, made a determination to dismiss Arthur Andersen LLP as our independent public accountants and selected PricewaterhouseCoopers LLP to serve as our independent public accountants for the fiscal year ending December 31, 2002.

          Arthur Andersen LLP’s reports on our consolidated financial statements for the year ended December 31, 2001 did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to the uncertainty, audit scope or accounting principles. Arthur Andersen LLP’s reports on our consolidated financial statements for the year ended December 31, 2001 were filed with our Annual Report on Form 10-K for the year ended December 31, 2001.

          During the year ended December 31, 2001 and through the end of the period during which they served as our independent public accountants, there were no disagreements with Arthur Andersen LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to Arthur Andersen LLP’s satisfaction, would have caused them to make reference to the subject matter in connection with their report on our consolidated financial statements for such years. There were no reportable events as listed in Item 304(a)(1)(v) of Regulation S-K.

          During the year ended December 31, 2001 and through the date of their engagement as our independent public accountants in April 2002, we did not consult PricewaterhouseCoopers LLP with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered in our consolidated financial statements, or any other matters or reportable events as set forth in Items 304(a)(2)(i) and (ii) of Regulation S-K.

MATTERS TO BE VOTED ON

Item 1. Election of Supervisory Directors

          Our articles of association provide for one or more Supervisory Directors. Our Supervisory Board currently has seven members who are divided into three classes of Supervisory Director. Each class is elected for a term of three years such that the term of one class of Supervisory Director expires at the annual meeting each year. At this year’s annual meeting we will be electing three Class II Supervisory Directors and one Class I Supervisory Director. The Supervisory Board is proposing the election of D. John Ogren, Joseph R. Perna and Jacobus Schouten as Class II Supervisory Directors for a term expiring at the annual meeting in 2007 and Michael Kearney as a Class I Supervisory Director for a term expiring at the annual meeting in 2005. All of the Class II nominees for Supervisory Director are presently members of the Supervisory Board. Please see “Information About Our Supervisory Directors and Director Compensation — Board of Supervisory Directors” for biographical information of our Supervisory Directors.

          Nominees for Supervisory Director are proposed by our Supervisory Board and elected at the annual meeting by the affirmative vote of a majority of the votes cast at the meeting. Our shareholders may override the proposal of the Supervisory Board by a vote of two-thirds of the votes cast at the meeting if more than one-half of the outstanding share capital is present or represented. Under Dutch law and our articles of association, common shares abstaining from voting and broker non-votes will not count as votes cast at the annual meeting but will count for the purpose of determining the number of shares represented at the meeting.

          Unless otherwise instructed or unless authority to vote is withheld, the enclosed proxy will be voted for the election of the nominees listed above. If at the time of, or prior to, the annual meeting any of the nominees should be unable or decline to serve, the discretionary authority provided in the proxy may be used to vote for a substitute or substitutes designated by our Supervisory Board. The Supervisory Board has no reason to believe that any substitute nominees will be required. No proxy will be voted for a greater number of persons than the number of nominees named herein. Shareholders may not cumulate their votes in the election of Supervisory Directors.

          The Supervisory Board recommends that shareholders vote “FOR” the nominees for Supervisory Director as set forth above, and proxies executed and returned will be so voted unless contrary instructions are indicated thereon.

Item 2. Confirmation and Adoption of Annual Accounts

          At the annual meeting, our shareholders will be asked to confirm and adopt our Dutch Statutory Annual Accounts for the fiscal year ending December 31, 2003, as required under Dutch law and our articles of association. In accordance with Article 408 of the Dutch Civil Code, the Annual Accounts are our annual accounts and our participation and do not represent the consolidated accounts of our Company and subsidiaries as presented in our Consolidated Financial Statements contained in our Annual Report for the year ending December 31, 2003.

          The affirmative vote of the majority of the votes cast at the annual meeting is required to approve the Annual Accounts. Under Dutch law and our articles of association, common shares abstaining from voting and broker non-votes will not count as votes cast at the annual meeting.

          The Supervisory Board recommends that shareholders vote “FOR” the approval of the Annual Accounts, and proxies executed and returned will be so voted unless contrary instructions are indicated thereon.

Item 3. Cancellation of 10% of Our Issued Share Capital

          At the annual meeting, our shareholders will be asked to resolve to cancel 2,758,117 of our common shares. These shares represent 10% of our issued share capital and have been repurchased by our company. According to the Dutch Civil Code, we can only hold 10% of our issued share capital at one time. This restriction is not typical for a company domiciled in the United States but is imposed on us as a result of our being organized under the laws of The Netherlands. In order for us to purchase additional common shares on the open market, we must first cancel 2,758,117 of the common shares we have previously repurchased. After the cancellation of the 2,758,117 common shares we will hold approximately 38,441 of our common shares as treasury shares. If our shareholders do not resolve to cancel the above described shares, we would be unable to continue our Share Repurchase Program and purchase additional common shares on the open market. Management believes it is in the best interest of our shareholders for the Supervisory Board and management to have the flexibility to purchase additional common shares in the open market should market conditions warrant. Upon the affirmative vote of our shareholders, the shares will be cancelled in the manner described in Article 2:99(2) and 2:100 of the Dutch Civil Code.

          The affirmative vote of the majority of the votes cast at the annual meeting is required to cancel 10% of our issued share capital if more than one-half of our issued share capital is represented at the annual meeting. If less than one-half of our issued share capital is represented at the annual meeting, then the affirmative vote of two-thirds of the votes cast at the annual meeting is required to approve the cancellation of 10% of our issued share capital. Under Dutch law and our articles of association, common shares abstaining from voting and broker non-votes will not count as votes cast at the annual meeting.

          The Supervisory Board recommends that shareholders vote “FOR” the cancellation of 10% of our issued share capital, and proxies executed and returned will be so voted unless contrary instructions are indicated thereon.

Item 4. Extension of Authority of Management Board Until December 1, 2005 To Repurchase Shares

          Under Dutch law and our articles of association, and subject to certain Dutch statutory provisions, we may repurchase up to 10% of our issued share capital in open market purchases at any price that does not exceed $200.00 per share or its equivalent in other currencies. This $200.00 limit is an arbitrary number used to satisfy Dutch statutory provisions and our articles of association and is not reflective of the price that would actually be paid in any such repurchase unless the market price of our common shares approximated such amount on the date of repurchase. Any such purchases are subject to the approval of the Supervisory Board and the authorization of our shareholders at the annual meeting, which authorization must be renewed every 18 months. In connection with our initial public offering in September 1995, our shareholders authorized our Management Board to make such repurchases for a period of 18 months. At each annual meeting subsequent to 1995, our shareholders have renewed that authorization. We held a special meeting of shareholders on October 29, 2003 to cancel 10% of our previously repurchased issued share capital and to further extend the period for which our Management Board is authorized to make such repurchases such that the current period is set to expire on April 25, 2005. In 2003, we repurchased approximately 4,687,050 of our common shares for an aggregate purchase price of approximately $58.0 million. In 2004 through March 31, we have repurchased approximately 580,000 of our common shares for an aggregate purchase price of approximately $10.8 million. We believe that it is in the best interest of our company and shareholders to have the flexibility to repurchase shares in the future if the Supervisory Board deems it advisable to do so. This authority is similar to that generally afforded under state law to public companies domiciled in the United States.

          At the annual meeting, our shareholders will be asked to approve a further extension of this authority for an additional 18-month period from the date of the annual meeting until December 1, 2005.

          The affirmative vote of the majority of the votes cast at the annual meeting is required to extend the authorization of the Management Board to repurchase up to 10% of our issued share capital for an additional 18-month period from the date of the annual meeting. Under Dutch law and our articles of association, common shares abstaining from voting and broker non-votes will not count as votes cast at the annual meeting.

          The Supervisory Board recommends that shareholders vote “FOR” the extension of the authority of the Management Board to repurchase up to 10% of our issued share capital until December 1, 2005 at a price not to exceed $200.00 per share, and proxies executed and returned will be so voted unless contrary instructions are indicated thereon.

Item 5. Extension of Authority of Supervisory Board To Issue Shares of Core Laboratories N.V. Until June 1, 2009

          Under Dutch law and our articles of association, the Supervisory Board has the power to issue shares of our share capital as long as the Supervisory Board has been designated and authorized by the shareholders to do so at the annual meeting. An authorization of the Supervisory Board to issue shares may be effective for a period of up to five years and may be renewed on an annual rolling basis. In connection with our initial public offering in September 1995, our shareholders authorized the Supervisory Board to issue shares and/or rights with respect to our shares for a five-year period. At each annual meeting subsequent to 1995, our shareholders have extended the period such that the current period is set to expire on May 22, 2008.

          At the annual meeting, our shareholders will be asked to approve a further extension of this authority for a five-year period from the date of the annual meeting until June 1, 2009. This authority to issue shares is similar to that generally afforded under state law to public companies domiciled in the United States. Management believes that retaining the flexibility to issue shares for acquisition, financing or other business purposes in a timely manner without first obtaining specific shareholder approval is important to our continued growth. Furthermore, our common shares are listed on the NYSE and, accordingly, the issuance of additional shares will remain subject to the rules of the NYSE. In particular, the NYSE requires shareholder approval for the issuance of shares of common stock in excess of twenty percent of the shares outstanding except for public offerings for cash or bona fide private offerings at a price greater than both the book and market value of a company’s common stock.

          The affirmative vote of the majority of the votes cast at the annual meeting is required to extend the authority of the Supervisory Board to issue shares and/or to grant rights (including options to purchase) with respect to our common and/or preference shares for a five-year period from the date of the annual meeting. Under Dutch law and our articles of association, common shares abstaining from voting and broker non-votes will not count as votes cast at the annual meeting.

          The Supervisory Board recommends that shareholders vote “FOR” the extension of the authority of the Supervisory Board to issue shares and/or to grant rights (including options to purchase) with respect to our common and/or preference shares until June 1, 2009, and proxies executed and returned will be so voted unless contrary instructions are indicated thereon.

Item 6. Extension of Authority of Supervisory Board To Limit or Eliminate Preemptive Rights Until June 1, 2009

          Holders of our common shares (other than our employees and employees of our subsidiaries who are issued common shares pursuant to the exercise of options granted under the Incentive Plan and the Nonemployee Director Plan) have a pro rata preemptive right of subscription to any of our common shares issued for cash unless such right is limited or eliminated by our Supervisory Board. Holders of our common shares have no pro rata preemptive subscription right with respect to any common shares issued for consideration other than cash. If designated and authorized by our shareholders at the annual meeting, the Supervisory Board has the power to limit or eliminate such rights. Such an authorization may be effective for up to five years and may be renewed for successive five-year periods. In connection with our initial public offering in September 1995, our shareholders authorized the Supervisory Board to limit or eliminate the preemptive rights of holders of our common shares for a five-year period. At each annual meeting subsequent to 1995, our shareholders have extended this period such that the current period is set to expire on May 22, 2008.

          At the annual meeting, our shareholders will be asked to approve a further extension of this authority for a five-year period from the date of the annual meeting until June 1, 2009 to limit or eliminate preemptive rights. Preemptive rights are uncommon for public companies domiciled in the United States. Management believes that if the Supervisory Board is not granted the authority to limit preemptive rights, the ability of our company to engage in equity financing transactions would be significantly affected. Furthermore, as long as our common shares remain listed on the NYSE, any issuance of common shares will remain subject to the rules of the NYSE, including limitations on our ability to issue shares without shareholder approval. See Item 4 above for a discussion of the NYSE rules regarding stock issuances.

          The affirmative vote of the majority of the votes cast at the annual meeting is required to extend the authority of the Supervisory Board to limit or eliminate the preemptive rights of holders of our common shares for a five-year period from the date of the annual meeting. Under Dutch law and our articles of association, common shares abstaining from voting and broker non-votes will not count as votes cast at the annual meeting.

          The Supervisory Board recommends that shareholders vote “FOR” the extension of the authority of the Supervisory Board to limit or eliminate preemptive rights of holders of our common shares until June 1, 2009, and proxies executed and returned will be so voted unless contrary instructions are indicated thereon.

Item 7. Ratification of Appointment of PricewaterhouseCoopers LLP As Independent Public Accountants of the Company For 2004

          The Supervisory Board has appointed the firm of PricewaterhouseCoopers LLP as our independent public accountants for the year ending December 31, 2004 subject to ratification by our shareholders. PricewaterhouseCoopers LLP has acted as our independent public accountants since April 2002. We have invited representatives of PricewaterhouseCoopers to the annual meeting and we expect one such representative to attend. If such representative should attend we expect that he or she will be available to respond to questions.

          The affirmative vote of the majority of the votes cast at the annual meeting is required to ratify the appointment of PricewaterhouseCoopers LLP as our independent public accountants for 2004. Under Dutch law and our articles of association, common shares abstaining from voting and broker non-votes will not count as votes cast at the annual meeting.

          In the event the appointment is not ratified, our Supervisory Board will consider the appointment of other independent accountants. Our Supervisory Board may terminate the appointment of PricewaterhouseCoopers LLP as our independent accountants without the approval of our shareholders whenever our Supervisory Board deems such termination necessary or appropriate.

          The Supervisory Board recommends that the shareholders vote “FOR” the ratification of PricewaterhouseCoopers’ appointment as our independent public accountants for 2004 and proxies executed and returned will be so voted unless contrary instructions are indicated thereon.

Item 8. Other Matters To Be Voted On

          The Supervisory Board does not know of any other matters that are to be presented for action at the annual meeting. However, if any other matters properly come before the annual meeting or any adjournment thereof, it is intended that the enclosed proxy will be voted in accordance with the judgment of the persons voting the proxy.

OTHER PROXY MATTERS

Information About Our 2005 Annual Meeting

          Any shareholder who desires to submit a proposal for inclusion in the proxy material for presentation at the 2005 annual meeting of shareholders must forward such proposal to our Secretary at the address indicated on the cover page of this proxy statement, so that the Secretary receives it no later than December 30, 2004. Any notice of a proposal to be considered at the 2005 annual meeting should also be submitted to our Secretary. Any such notice will be considered untimely if not received by the Secretary on or before March 15, 2005.

Incorporation by Reference

     The information contained in this proxy statement in the sections entitled “Shareholder Return Performance Presentation,” Report of the Compensation Committee” and “Report of the Audit Committee” shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filings with the Securities and Exchange Commission, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or the Exchange Act.

Other Information

 A copy of our Annual Report on Form 10-K for the year ended December 31, 2003, including the financial statements, schedules and exhibits thereto, may be obtained without charge by written request to John D. Denson, Secretary, in care of Core Laboratories LP, 6316 Windfern Road, Houston, Texas 77040.

By Order of the Board of Supervisory Directors,

Jacobus Schouten
Supervisory Director

Amsterdam, The Netherlands
April 29, 2004

APPENDIX A

CORE LABORATORIES N.V.

AUDIT COMMITTEE CHARTER

This Charter governs the operations of the Audit Committee (the “Committee”), a standing committee of the Board of Supervisory Directors (the “Board”) of Core Laboratories N.V. (the “Company”).

Organization & Composition

The Audit Committee shall review and reassess the adequacy of the Charter at least annually and recommend proposed changes to the Board for approval.

The Audit Committee shall be composed of at least three Directors who are independent of the management of the Company, are free of any relationship that, in the opinion of the Board, would interfere with their exercise of independent judgment as a committee member, and who shall meet the independence and experience requirements of the New York Stock Exchange (the “NYSE”), Section 10A(m)(3) of the Securities Exchange Act of 1934 (the “Exchange Act”), the rules and regulations of the SEC and, to the extent consistent therewith, the provisions of the Dutch Corporate Governance Code (the “Code”), in each case as applicable to the Company. Each committee member must be financially literate and at least one member shall be an audit committee financial expert as defined by the SEC and, to the extent consistent therewith, the Code. If a member of the Committee serves on more than three audit committees of public companies (including the Company’s Audit Committee), the Board shall determine that such person’s membership on those other audit committees will not impair that person’s ability to serve effectively on the Company’s Audit Committee, and the Company shall disclose such determination in the Company’s annual proxy statement. The Board shall designate one member of the Committee as its chairperson (the “Chair”) who shall not be the chairperson of the Board.

The Audit Committee should hold at least four quarterly meetings each year and as many additional special meetings as may be necessary to carry out its responsibilities.

Statement of Policy

The Audit Committee was established to assist the Board in fulfilling its oversight responsibility to the shareholders, the investment community and others relating to the quality, integrity and reliability of the Company’s financial statements and financial reporting process, its accounting systems and internal controls, the independence and qualifications of the independent auditors, the independent audit and periodic reviews of the Company’s financial statements, the internal audit function and compliance with laws and regulations and with policies established by management and the Board. In so doing, the Audit Committee shall endeavor to facilitate open communication among the Directors, the independent auditors, the internal auditors and financial management of the Company.

Responsibilities

The primary responsibility of the Audit Committee is to oversee the Company’s financial reporting process on behalf of the Board and report the results of its activities to the Board. It is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditors. Furthermore, it is not the duty of the Audit Committee to conduct investigations, to resolve disagreements, if any, between management and the independent auditor or to assure compliance with laws and regulations. The Audit Committee may assist in helping to resolve such disagreements, if any. In carrying out its responsibilities, the Audit Committee will:

          Financial Reporting Responsibilities

•	Obtain a clear understanding with management and the independent auditors that the independent auditors are ultimately accountable to the Board and the Audit Committee, as representatives of the Company’s shareholders, for their performance in conducting the annual audit and periodic reviews of the financial statements. The Audit Committee shall have the authority to evaluate the performance and independence of the independent auditors and, where appropriate, replace the independent auditors.

•	On an annual basis, select and engage the independent auditors to audit the annual financial statements of the Company, subject to approval by the shareholders. Any independent auditors selected by the Committee shall be a “registered public accounting firm” as required by Section 10A-3(b)(2) of the Securities Exchange Act of 1934.

•	Periodically, but at least annually, obtain and review a written report from the independent auditors regarding all relationships between the independent auditors and the Company that may impact the independent auditors’ objectivity and independence, including a review of the nature of all services and related fees provided by the independent auditors, which report shall include a statement from the independent auditors with respect to such firm’s independence, and discuss such report with the independent auditors. The Committee shall also consider any appropriate action in response to the written report necessary to satisfy itself of the independence and objectivity of the independent auditors.

•	Meet with the independent auditors and financial management of the Company to review the scope and estimated costs of the proposed audit for the current year and the audit procedures to be utilized, and at the conclusion thereof review such audit, including any comments or recommendations of the independent auditors.

•	Pre-approve all audit services and all permitted audit-related services, tax services and other non-audit services to be performed by the Company’s independent auditors. The Committee may delegate its pre-approval authority for these services to one or more members, whose decisions shall be presented to the full Committee at its scheduled meetings. Each of these services must receive specific pre-approval by the Committee unless the Committee has provided general pre-approval for such category of services in accordance with policies and procedures that comply with applicable laws and regulations.

•	Consider whether or not the firm used as the independent auditors should be rotated every five years and require that the independent auditors rotate the lead audit partner and the reviewing audit partner on the Company’s account every five years.

•	Set guidelines consistent with applicable law for the Company’s hiring of employees or former employees of the independent auditors who were engaged on the Company’s account.

•	At least annually, obtain and review a report by the independent auditors describing such firm’s internal quality-control procedures; any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues.

•	Review with the financial management of the Company and the independent auditors the Form l0-Q prior to its filing, including a discussion with the independent auditors of the matters required to be discussed by Statement of Auditing Standards No. 61 (“SAS 61”).

•	Review and discuss with management and the independent auditors the Company’s annual financial statements, including evaluations of the quality of accounting principles and disclosures and the reasonableness of significant estimates, as required by SAS 61. Review any changes in accounting principles. Recommend to the Board the inclusion of such financial statements in the annual report to shareholders and the Form 10-K.

•	Discuss the type of information disclosed in earnings press releases, and to rating agencies and analysts (including as earnings guidance).

•	Periodically review separately with the internal auditors, the independent auditors and financial management the adequacy and effectiveness of the Company’s accounting and financial policies and procedures, its internal controls over financial reporting, and review any material recommendations for the improvement of such internal controls or particular areas where new or more detailed controls or procedures are desirable. Particular emphasis should be given to the adequacy of such internal controls to prevent or expose any payments, transactions, or procedures that might be deemed illegal or improper. Review as necessary with the Company’s General Counsel any legal matters or compliance issues that may have a material impact on the financial statements.

•	Instruct the independent auditors to report directly to the Committee any problems or difficulties incurred in connection with the audit, including any disagreements with management.

•	Review with management and the independent auditors (together and/or separately, as appropriate) the results of the independent auditors’ audit of the financial statements and their report thereon, any significant changes required in the independent auditors’ audit plan, the existence of significant estimates and judgments underlying the financial statements, the critical accounting policies used in the financial statements, insider and affiliated party transactions and potential conflicts of interest, and other matters related to the conduct of the audit, which are to be communicated to the committee under generally accepted auditing standards.

          Internal Controls

•	Review and approve the Company’s policy for the appointment, performance and replacement of the senior internal auditor, who shall have direct access to the Committee. Periodically meet and review with the senior internal auditor the internal reports to management prepared by the internal auditing department and any findings of major significance stemming from internal audits.

•	Discuss risk assessment and risk management with management and the senior internal auditor. Review and evaluate the effectiveness of the Company’s process for assessing significant risks or exposures and the steps management has taken to minimize such risks to the Company. Discuss any disclosures provided by the Chief Executive Officer or the Chief Financial Officer to the Committee regarding (i) significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize, and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

          Corporate Compliance Process

•	Approve for recommendation to the Board the Company’s policies and procedures regarding compliance with the law and with significant Company policies.

•	Establish procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls, auditing matters and the confidential, anonymous submissions by employees of concerns regarding accounting and auditing matters.

          Other Committee Responsibilities

•	Consult with the Chairman of the Board, the Chief Executive Officer, or the Board regarding the investigation of any matter brought to its attention within the scope of its duties. If necessary, the Audit Committee is empowered to retain legal counsel or other persons having special competence to assist the Audit Committee in fulfilling its responsibilities, the expenses of which shall be paid by the Company. The Audit Committee shall expect the full cooperation of all employees and representatives of the Company.

•	Cause to be prepared such reports relating to the Audit Committee as may be required to be included in the Company’s proxy statements by the rules of the Securities and Exchange Commission. Monitor submission to the New York Stock Exchange of such written affirmations regarding the Audit Committee as may be required by the rules of the New York Stock Exchange.

•	Submit the minutes of all meetings of the Audit Committee to, or discuss the matters discussed at each committee meeting with, the Board.

A-4